Exhibit (j)





                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 81 to the registration statement of Scudder Securities Trust on Form N-1A ("Registration Statement") of our reports dated September 12, 2002, September 17, 2002, and September 12, 2002, relating to the financial statements and financial highlights which appear in the July 31, 2002 Annual Reports to Shareholders of Scudder 21st Century Growth Fund, Scudder Small Company Value Fund and Scudder Development Fund which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants and Reports to Shareholders" in such Registration Statement.




/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
November 27, 2002